EX-99.B(d)(1)(ii)

AS OF FEBRUARY 8, 2005

SCHEDULE A

WELLS FARGO VARIABLE TRUST

NAME OF FUND	CAPPED OPERATING EXPENSE RATIO	EXPIRATION/ RENEWAL DATE
Asset Allocation	1.00%	April 30, 2005
C&B Large Cap Value[1] (currently named Equity Value)	1.00%	April 30, 2005
Discovery*	1.15%	April 30, 2007
Equity Income	1.00%	April 30, 2005
International Core[2] (currently named International Equity)	1.00%	April 30, 2005
Large Company Core[3] (currently named Growth)	1.00%	April 30, 2005
Large Company Growth	1.00%	April 30, 2005
Money Market	0.75%	April 30, 2005
Multi Cap Value*	1.14%	April 30, 2007
Opportunity*	1.07%	April 30, 2007
Small Cap Growth	1.20%	April 30, 2005
Total Return Bond	0.90%	April 30, 2005

Approved by the Board of Trustees: October 24, 2000, December 18, 2000, February 4, 2003, May 1, 2003, May 18, 2004, August 10, 2004, November 2, 2004 and February 8, 2005.

*	On August 16, 2004, the Board of Trustees approved the reorganization of certain Strong Funds into certain Funds of the Trust. In connection with this reorganization, this Fund is expected to commence operations on April 11, 2005.
[1]	On November 2, 2004 and February 8, 2005, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Equity Value Fund will be renamed the C&B Large Cap Value Fund.
[2]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the International Equity Fund will be renamed the International Core Fund.
[3]	On November 2, 2004, the Board of Trustees approved certain Fund name changes. Effective April 11, 2005, the Growth Fund will be renamed the Large Company Core Fund.

A-1

The above schedule of capped operating expense ratios is agreed to as of February 8, 2005.

WELLS FARGO VARIABLE TRUST

By:	/s/ C. David Messman
C. David Messman
Secretary

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Stacie D. DeAngelo
Stacie D. DeAngelo
Vice President

A-2

AS OF FEBRUARY 8, 2005

SCHEDULE B

WELLS FARGO VARIABLE TRUST

B-1